Exhibit 99.2.2

The Market for TSOs

Employee stock options are typically not transferable, meaning that employees are limited to either holding or exercising (paying the strike price in exchange for shares) their options. But with the new Google TSO program, eligible Google employee stock options will be transferable to a participating financial institution.

Here’s how it will work. Employees will use a company web tool to see the highest price offered by the participating financial institutions for their vested options. The bid price that institutions offer will depend on the strike price, current Google stock price, the volatility of Google stock, current interest rates, the life of the option and market conditions.

Upon transfer, the term of the option will generally be shortened to two years except in cases when the option life is less than two years (in which case the transferable life would be less than two years). Other terms of the option will also be adjusted to conform with market-standard provisions for traded options. For example, the options will no longer automatically terminate three months after the selling employee leaves Google.

Also, once the highest bidder receives the options, no transfers of the options to the public are permitted by the winning bidder. Competing bids will be set by the bidders, but we expect that they will be close to the public market trading prices of listed stock options with similar maturities.

Why would financial institutions bid for options given that they are not permitted to sell the options to the public? The answer is hedging. Buying these converted employee stock options is similar to buying a call option - sometimes referred to simply as a ‘call.’ The owner of a call is positively exposed to the direction of the stock price - meaning that he or she makes money if the stock price goes up and loses money if the stock price goes down. The winning bidder in the TSO auction will likely hedge their position in the Google options by short selling Google shares, which is a typical way to hedge a position in an option. By short selling, the winning bidder offsets the exposure it has in the call. The winning bidder will adjust this short position over the life of the option based on fluctuations in Google’s stock price. Through this hedging process, the winning bidder expects to make a profit.

Google may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Google Inc.

December 12, 2006

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Alternatively, Google will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.

Google Inc.

December 12, 2006

p. 2